UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

February 10, 2006
(Date of Report, date of earliest event reported)

Stage Stores, Inc.
(Exact name of registrant as specified in its charter)

1-14035
(Commission File Number)

NEVADA (State or other jurisdiction of incorporation)	91-1826900 (I.R.S. Employer Identification No.)

10201 Main Street, Houston, Texas (Address of principal executive offices)	77025 (Zip Code)

(800) 579-2302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 10, 2006, Stage Stores, Inc. (the "Company") entered into an Employment Agreement with Andrew Hall to serve as the Company's President and Chief Operating Officer beginning on February 20, 2006. The Employment Agreement contains the following provisions:

1.     The initial term of the Employment Agreement is thirty-six (36) months (until February 20, 2009) (the "Initial Term"). Upon the expiration of the Initial Term or any Renewal Period (as hereafter described), the term of Mr. Hall's employment will automatically be extended for an additional twelve (12) month period (a "Renewal Period"), unless either the Company or Mr. Hall notifies the other party in writing at least thirty (30) days prior to the expiration of the Initial Term or the then current Renewal Period that the Employment Agreement will not be extended upon its expiration.

2.     Mr. Hall will receive a base salary of $550,000 per year, or such other rate as the Company's Board of Directors (the "Board") may designate from time to time (the "Base Salary"). Mr. Hall's performance will be evaluated annually in March of each year. Any future salary increases will be based on his individual performance and will be approved by the Board in its sole discretion. Mr. Hall will be eligible for a salary increase on April 1, 2007 and annually thereafter.

3.     Mr. Hall will be eligible for an annual performance bonus award, payable on or about April 1, 2007 and every year thereafter that he is employed as of April 1 of the then current year. His annual bonus target will be 65% of the Base Salary and his maximum bonus amount will be 130% of the Base Salary. The award of any bonus will be based upon the financial earning parameters which will be determined by the Board in its sole discretion.

4.     Mr. Hall will be eligible to enroll and participate in any and all benefit plans the Company provides to its executive officers and employees.

5.     Mr. Hall is entitled to certain severance benefits as set forth in the Employment Agreement in the event that he resigns for good reason or the Company terminates his employment without good cause. The severance benefits include an amount equal to one and one-half times the aggregate of (i) any Base Salary earned and unpaid, and fringe benefits accrued and unpaid, through the date of the termination and (ii) one and one-half (1½) times the aggregate of: (x) the Base Salary plus (y) his annual bonus target amount (65% of Base Salary); and any performance bonus (65% of Base Salary) for the fiscal year in which the termination occurs pro-rated through the date of termination; provided, however, Mr. Hall will not receive any portion of the performance bonus unless the Board determines in good faith that he would have been entitled to receive any performance bonus for the fiscal year in which the termination occurred. These severance payments will be paid in a lump sum.

6.     In the event a change in control occurs and during the period beginning three (3) months before the change in control and ending twenty-four (24) months after the change in control: (i) the Employment Agreement is terminated by the Company or its successor without good cause; or (ii) the Employment Agreement is terminated by Mr. Hall with good reason, Mr. Hall will be entitled to receive, and Company or its successor will be obligated to pay: (i) any Base Salary earned and unpaid, and fringe benefits accrued and unpaid, through the date of the change in control or termination; (ii) three (3) times the aggregate of (x) the Base Salary plus (y) Mr. Hall's annual bonus target (65% of Base Salary); (iii) any performance bonus (65% of Base Salary) for the fiscal year in which the change in control or termination occurs pro-rated through the date of the change in control or termination; provided, however, Mr. Hall will not receive any portion of the performance bonus under unless the Board determines in good faith that he would have been entitled to receive any performance bonus for the fiscal year in which the change in control or termination occurred. Change in control payments will be paid in a lump sum.

7.     As set forth in the Employment Agreement, under certain circumstances the Company may be required to make a "gross-up" payment to Mr. Hall in the event that the amounts payable to Mr. Hall under the Employment Agreement, including termination and change in control payments, are subject to certain taxes.

A copy of Mr. Hall's Employment Agreement is attached to this Form 8-K as Exhibit 10.

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Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b), (c) On February 14, 2006, the Company issued a News Release announcing that the Company has named Andrew Hall President and Chief Operating Officer effective February 20, 2006. Mr. Hall will report to Jim Scarborough, the Company's current President, who will remain Chairman of the Board and Chief Executive Officer of the Company. A copy of the News Release is attached to this Form 8-K as Exhibit 99.

Mr. Hall, age 44, will serve as the Company's President and Chief Operating Officer. Prior to joining the Company, Mr. Hall served as Chairman of Foley's, a Houston-based division of Federated Department Stores, Inc., since June 2003. From August 2002 to June 2003, Mr. Hall served as Chief Financial Officer of Foley's. From June 1999 to August 2002, Mr. Hall served as Senior Vice President and Chief Financial Officer of Kaufmann's, a Pittsburgh department store division of May Department Stores Company.

The Company has entered into an Employment Agreement with Mr. Hall. A description of the material terms of the Employment Agreement is contained in Item 1.01 above, which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10	Employment Agreement, dated as of February 10, 2006, between the Company and Andrew Hall

99	News Release issued by the Company on February 14, 2006 announcing the Company's naming of Andrew Hall President and Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STAGE STORES, INC.

February 15, 2006	By:	/s/ Michael E. McCreery
(Date)		Michael E. McCreery
Executive Vice President and
Chief Financial Officer

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